Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES 2006 FOURTH-QUARTER AND FULL-YEAR RESULTS
CLEVELAND, Ohio — March 5, 2007 — OM Group, Inc. (NYSE: OMG) today announced strong financial results for the fourth quarter and full year ended December 31, 2006. (Note: On March 1, 2007, the company announced that it had completed the sale of its Nickel business to Norilsk Nickel for $408 million in cash, on a debt-free/cash-free basis, plus a net working capital adjustment. Therefore, the company’s results for 2006 and 2005 reflect the Nickel business as a discontinued operation. The company’s continuing operations include its Specialties business, ongoing corporate expenses and other income/expenses of the company’s continuing operations. On February 5, 2007, the company announced that it had called for redemption all $400 million of its outstanding 9.25% Senior Subordinated Notes due 2011.The Notes will be redeemed on March 7, 2007. Interest expense related to the Notes is classified in continuing operations.)
Net sales for the fourth quarter of 2006 were $172.1 million, compared to $151.5 million reported in the corresponding three-month period of 2005. Gross profit increased to $46.8 million in the fourth quarter of 2006 versus $25.0 million in the fourth quarter a year ago. Loss from continuing operations before accounting changes was $17.0 million, or $0.58 per diluted share in 2006, compared to a loss of $0.1 million in 2005.
Income from discontinued operations, including the results of the Nickel business, was $73.8 million in the 2006 fourth quarter compared to $9.5 million a year ago. Net sales of the Nickel business were $278.4 million in the fourth quarter of 2006 compared to $124.9 million a year ago, reflecting dramatically higher nickel prices.
Net income in the 2006 period was $56.8 million, or $1.93 per diluted share, compared to $11.6 million, or $0.40 per diluted share, in the 2005 period.
Selling, general and administrative expenses (SG&A) in the fourth quarter of 2006 were $35.0 million, or 20 percent of net sales, compared with $10.5 million, or 7 percent of net sales in 2005, primarily due to insurance proceeds of $19.0 million related to the shareholder litigation that was settled in 2005 which were a credit to SG&A. Also included in SG&A in 2006 is a $3.2 million charge related to settlement of litigation with our former CEO related to his termination in 2005. Corporate expenses for the fourth quarter of 2006 were $12.6 million, compared with income of $10.7 million a year ago, due primarily to the insurance proceeds in 2005 and the charge related to the former CEO noted above.
Income tax expense in the 2006 period includes $14.1 million for additional U.S. income taxes on undistributed foreign earnings which the company plans to repatriate in 2007 in connection with the redemption of the Notes. Previously, such earnings were permanently reinvested overseas and therefore no U.S. income taxes were applicable.
In the fourth quarter of 2006, the average price of cobalt was $18.66 per pound compared with $12.51 per pound in the fourth quarter of 2005. The fourth quarter 2006 average price was significantly impacted by a 40 percent increase in December. The average price of nickel for the fourth quarter of 2006 was $15.00 per pound versus $5.73 per pound in the fourth quarter of 2005.

FULL-YEAR RESULTS
Net sales in 2006 were $660.1 million, versus $617.5 million in 2005. Gross profit increased to $184.7 million in 2006, compared with $101.0 million in 2005. Income from continuing operations before accounting changes was $23.6 million in 2006 compared to a loss of $12.4 million in 2005. Net income was $216.1 million, or $7.31 per diluted share, in 2006, compared to net income of $38.9 million, or $1.36 per diluted share, a year ago.
Income from discontinued operations, including the results of the Nickel business, was $192.2 million in 2006 compared to $49.0 million a year ago. Net sales of the Nickel business were $790.9 million in 2006 compared to $632.1 million a year ago.
The factors impacting the company’s full-year results include the benefit of rising cobalt prices during 2006, higher by-product sales, a favorable shift in product mix and a gain on the sale of an investment in equity securities of $12.2 million. 2005 results were negatively impacted by the planned maintenance shut-down of the company’s joint venture smelter located in the Democratic Republic of Congo during the first four months of 2005. SG&A increased by $33.6 million in 2006 versus 2005, and corporate expenses increased $29.1 million over the same period, both increases due primarily to income in 2005 of $27.5 million from insurance proceeds related to shareholder litigation.
Operating activities of continuing operations provided cash of $95.0 million during 2006, versus negative cash flow from operations of $7.3 million in 2005. The increase was primarily due to higher income in 2006 and a $74.0 million payment in 2005 to settle the shareholder litigation. The cash balance at December 31, 2006 was $282.3 million
BUSINESS SEGMENT RESULTS
In the first quarter of 2006 the company realigned management responsibilities. As a result, the former Cobalt Group was renamed the Specialties segment. The Electronic Chemicals business unit, formerly included in the Nickel reportable segment, was realigned into the Specialties reportable segment. The corresponding information for 2005 has been reclassified to conform to the current year reportable segment presentation.
Specialties
The Specialties segment includes three business units that represent product line groupings around end markets: Advanced Organics, which produces products for the tire, coatings and inks, additive and chemicals markets; Inorganics, which produces products for the powder metallurgy, battery, ceramic and chemical markets; and Electronic Chemicals, which produces products for the semiconductor finishing, memory disk, general metal finishing and printed circuit board finishing markets. Net sales were $660.1 million and operating profit was $115.3 million in 2006, compared with net sales of $617.5 million and operating profit of $36.1 million in 2005.
The increase in net sales was due primarily to increased sales volumes, increased copper by-product sales and sales attributable to Plaschem, which was acquired in March 2006. These increases to net sales were partially offset by lower product selling prices caused by the decrease in cobalt prices in the first half of 2006 compared with 2005. The increase in operating profit is due primarily to the increasing cobalt prices in 2006 compared to 2005, increased copper by-product sales, a favorable shift in product mix, increased volumes and the 2005 shut-down of the DRC smelter.
OUTLOOK
“In 2006, we believe we took several concrete steps to reposition the company through portfolio optimization, further balance sheet enhancements, broad-based operational excellence initiatives and a clear mandate to move rapidly toward the market-facing specialty chemicals/specialty materials business model that we have embraced,” said Joseph M. Scaminace, chairman and chief executive officer. “With the sale of our Nickel business now complete, we enter 2007 in the midst of a substantive transformation. That said, this company’s direction has never been clearer. Our path forward will see our return as an industry leader, recognized for our market proximity, customer relationships and innovation capabilities. Our work is far from complete, but the momentum behind our pace of change is accelerating.”
At the end of the third quarter of 2006, the company indicated that it would suspend its past practice of offering earnings guidance. The company believes that significant metal price volatility makes the practice increasingly less meaningful to current or prospective shareholders who use the company’s expectations to form a view of future performance.
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to http://www.omgi.com/investorrelations/webcasts.htm. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s web site at www.omgi.com.
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For more information, contact: Greg Griffith, vice president, strategic planning, development and investor relations of OM Group, Inc., +1-216-263-7455
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the direction and pace of our strategic transformation, including our use of proceeds from the sale of our Nickel business on March 1, 2007 and identification of potential acquisitions; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$282,288	$114,618
Accounts receivable, less allowances	82,931	74,962
Inventories	216,492	187,067
Other current assets	30,648	33,315
Assets of discontinued operations	597,682	195,146

Total current assets	1,210,041	605,108

Property, plant and equipment, net	210,953	223,134
Goodwill	137,543	132,642
Notes receivable from joint venture partner, less allowances	24,179	25,179
Other non-current assets	35,508	19,374
Assets of discontinued operations	—	214,836

Total assets	$1,618,224	$1,220,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$493	$5,750
Debt to be redeemed	402,520	--
Accounts payable	90,768	48,722
Other current liabilities	88,360	46,662
Liabilities of discontinued operations	167,148	66,905

Total current liabilities	749,289	168,039

Long-term debt	1,224	416,096
Minority interests	43,286	36,994
Other non-current liabilities	42,346	42,389
Liabilities of discontinued operations	—	20,222

Total stockholders’ equity	782,079	536,533

Total liabilities and stockholders’ equity	$1,618,224	$1,220,273

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Income

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2006	2005	2006	2005
Net sales	$172,081	$151,526	$660,104	$617,527
Cost of products sold	125,278	126,494	475,437	516,566

Gross profit	46,803	25,032	184,667	100,961
Selling, general and administrative expenses	35,001	10,485	109,408	75,849

Income from operations	11,802	14,547	75,259	25,112

Other income (expense), net	(5,966)	(10,609)	(14,791)	(42,880)

Income (loss) from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	5,836	3,938	60,468	(17,768)
Income tax expense	(20,056)	(5,392)	(30,554)	(1,710)
Minority interest share of (income) loss	(2,816)	1,353	(6,291)	7,128

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(17,036)	(101)	23,623	(12,350)
Income from discontinued operations, net of tax	73,813	9,494	192,163	48,989

Income before cumulative effect of change in accounting principle	56,777	9,393	215,786	36,639
Cumulative effect of change in accounting principle	—	2,252	287	2,252

Net income	$56,777	$11,645	$216,073	$38,891

Net income (loss) per common share — basic:
Continuing operations	$(0.58)	$—	$0.80	$(0.43)
Discontinued operations	2.51	0.32	6.55	1.71
Cumulative effect of change in accounting principle	—	0.08	0.01	0.08

Net income	$1.93	$0.40	$7.36	$1.36

Net income (loss) per common share — assuming dilution:
Continuing operations	$(0.58)	$—	$0.80	$(0.43)
Discontinued operations	2.51	0.32	6.50	1.71
Cumulative effect of change in accounting principle	—	0.08	0.01	0.08

Net income	$1.93	$0.40	$7.31	$1.36

Weighted average shares outstanding:
Basic	29,480	29,121	29,362	28,679
Assuming dilution	29,480	29,121	29,578	28,679

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows

	Year Ended December 31,
(In thousands)	2006	2005
Operating activities
Net income	$216,073	$38,891
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Income from discontinued operations	(192,163)	(48,989)
Income from cumulative effect of change in accounting principle	(287)	(2,252)
Depreciation and amortization	31,841	32,593
Other non-cash items	7,554	(4,375)
Changes in operating assets and liabilities
Accounts receivable	(3,879)	(2,440)
Inventories	(27,613)	67,418
Accounts payable	39,310	(23,625)
Shareholder litigation accrual	—	(74,000)
Other, net	24,131	9,436

Net cash provided by (used for) operating activities	94,967	(7,343)

Investing activities
Expenditures for property, plant and equipment	(14,547)	(13,386)
Other investing activities	(3,412)	4,528

Net cash used for investing activities	(17,959)	(8,858)

Financing activities
Payments of long-term debt and revolving line of credit	(17,250)	(55,622)
Proceeds from revolving line of credit	—	49,872
Proceeds from exercise of stock options	11,558	117

Net cash used for financing activities	(5,692)	(5,633)

Effect of exchange rate changes on cash	4,569	(5,293)

Cash and cash equivalents
Increase (decrease) from continuing operations	75,885	(27,127)
Discontinued operations — net cash provided by operating activities	107,379	123,769
Discontinued operations — net cash used for investing activities	(15,594)	(8,803)
Balance at the beginning of the year	114,618	26,779

Balance at the end of the year	$282,288	$114,618

OM Group, Inc. and Subsidiaries
Segment Information

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2006	2005	2006	2005

Net Sales
Specialties	$172,081	$151,526	$660,104	$617,527

Income (loss) from operations
Specialties	$24,423	$3,833	$115,349	$36,124
Corporate	(12,621)	10,714	(40,090)	(11,012)

	$11,802	$14,547	$75,259	$25,112